Exhibit 15.5
[Letterhead of PricewaterhouseCoopers Zhong Tian CPAs Limited Company]

April 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The9 Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a), as part of the Form 20-F of the Company for the year ended December 31, 2009. We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective on September 17, 2009, we dismissed PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PwC”) as our principal accountant. On September 28, 2009, we appointed Deloitte Touche Tohmatsu CPA Ltd. (“Deloitte”) to replace PricewaterhouseCoopers Zhong Tian CPAs Limited Company as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Our audit committee and board of directors recommended, authorized and approved the change in our independent registered public accounting firm.

During the two fiscal years ended December 31, 2008 and through September 17, 2009, there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements.

PwC’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2008 and through September 17, 2009, there were no other “reportable events” requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F, except that in 2007, PwC expressed an opinion that we did not maintain effective control over financial reporting, which was due to a lack of sufficient and appropriate knowledge, experience and training in the interpretation and application of U.S. GAAP. Specifically, we did not meet the financial reporting requirements for certain areas, including the recording and disclosure relating to the assessment and determination of functional currency, accounting for financial subsidies, accounting for certain types of stock option transactions, accounting for certain services provided to vendors, and accounting for certain investments in preferred stock. Adjustments for the above mentioned areas were incorporated into our final consolidated financial statements for the year ended December 31, 2007 as a result of the involvement of PwC.

During 2008, we completed the following remediation efforts specifically designed to address the material weakness previously identified for 2007:

• we hired a new chief financial officer, a new financial director and a new internal audit director, each of whom has solid knowledge of and experience with U.S. GAAP and SOX compliance; and

• we provided various U.S. GAAP and SOX training to our accounting staff, finance department and internal audit department.

PwC expressed an opinion that we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008.

During the years ended December 31, 2007 and 2008 and through September 27, 2009, neither our company nor anyone on our behalf has consulted with Deloitte with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s consolidated financial statements, and neither a written report nor oral advice was provided to the company that Deloitte concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement, as defined in Item 16F (a)(1)(iv) of Form 20-F and the related instructions to Item 16F, or a reportable event, as defined in Item 16F (a)(1)(v) of Form 20-F.

We provided a copy of this disclosure to PwC and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of PwC’s letter dated April 16, 2010 is attached herewith as Exhibit 15.5.